                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b) (Amendment No. 3)*

                                  iBASIS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    450732102
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934
(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 450732102                   13G                     Page 2 of 13 Pages
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         TCV III, L.P.
         See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      0(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                 0(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                     Page 3 of 13 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TCV III (Q), L.P.
         See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      0(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                0(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                     Page 4 of 13 Pages
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         TCV III STRATEGIC PARTNERS, L.P.
         See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      0(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                   0(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                     Page 5 of 13 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TCV III (GP)
         See Item 2 for identification of Managing General Partner
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      0(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                  0(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                     Page 6 of 13 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
         See Item 2 for identification of Managing Members
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      0(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                  0(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                     Page 7 of 13 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         JAY C. HOAG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      0(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                  0(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                     Page 8 of 13 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         RICHARD H. KIMBALL
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      0(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                  0(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                     Page 9 of 13 Pages
--------------------------------------------------------------------------------

ITEM 1.

      (a)   NAME OF ISSUER:  iBasis, Inc. (the "Company")

      (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 20 Second Ave., Burlington, MA 01803.

ITEM 2.

      Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the Filing Persons): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.


I.

      (a) TCV III, L.P., a Delaware limited partnership ("TCV III, L.P."). The General Partner of TCV III, L.P. is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

II.

      (a)   TCV III (Q), L.P., a Delaware limited partnership ("TCV III
            (Q)").  The General Partner of TCV III (Q) is TCM III.
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

III.

      (a) TCV III Strategic Partners, L.P., a Delaware limited partnership ("TCV III SP"). The General Partner of TCV III SP is TCM III.
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

IV.

      (a) TCV III (GP), a Delaware general partnership ("TCV III (GP)"). The Managing General Partner of TCV III (GP) is TCM III.
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

V.

      (a) Technology Crossover Management III, L.L.C., a Delaware limited liability company.
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   Delaware
      (d)   Common Stock
      (e)   450732102

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CUSIP NO. 450732102                   13G                    Page 10 of 13 Pages
--------------------------------------------------------------------------------

VI.

      (a)   Jay C. Hoag
      (b)   528 Ramona Street, Palo Alto, CA 94301
      (c)   U.S. Citizen
      (d)   Common Stock
      (e)   450732102

VII.

        (a) Richard H. Kimball
        (b) 528 Ramona Street, Palo Alto, CA 94301
        (c) U.S. Citizen
        (d) Common Stock
        (e) 450732102

ITEM 3.

        Not Applicable

ITEM 4.

        (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                     Common Stock
                     Beneficially    % of Class      Voting      Dispositive
Filing Person           Owned            (1)          Power         Power
-------------        ------------    ----------      ------      -----------
TCV III, L.P.(2)          0             0.0%         sole           sole
TCV III (Q)(2)            0             0.0%         sole           sole
TCV III SP(2)             0             0.0%         sole           sole
TCV III (GP)(2)           0             0.0%         sole           sole
TCM III                   0             0.0%         sole           sole
Hoag(3)                   0             0.0%         shared         sole
Kimball(3)                0             0.0%         shared         sole

(1) All percentages in this table are based on the 45,265,034 shares of Common Stock of the Company outstanding, as reported in the Company's most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.

(2) Each noted entity (together, the "TCV III Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as sole General Partner of TCV III, L.P., TCV III (Q), and TCV III Strategic Partners, and the Managing General Partner of TCV III (GP), may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(3) Under the operating agreement of TCM III, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV III Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                    Page 11 of 13 Pages
--------------------------------------------------------------------------------

        Except as set forth in this Item 4(a) - (c), each of the Filing Persons disclaims beneficial ownership of any Common Stock owned beneficially or of record by any other Filing Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a group within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not Applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        MATERIAL TO BE FILED AS EXHIBITS

        Exhibit A - Statement Appointing Designated Filer and Authorized Signatories dated November 5, 2001.

        Exhibit B - Joint Filing Agreement dated December 4, 2000 (incorporated by reference from Exhibit C to the 13(g) relating to the common stock of the iBasis, Inc. filed by the undersigned with the Securities and Exchange Commission on February 12, 2001).

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CUSIP NO. 450732102                   13G                    Page 12 of 13 Pages
--------------------------------------------------------------------------------


                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 6, 2002                TCV III, L.P.
       ----------------                a Delaware Limited Partnership

                                       By:  /s/ Carla S. Newell
                                            -----------------------------------
                                            Carla S. Newell, Authorized
                                            Signatory


Dated: February 6, 2002                TCV III (Q), L.P.
       ----------------                a Delaware Limited Partnership

                                       By:  /s/ Carla S. Newell
                                            -----------------------------------
                                            Carla S. Newell, Authorized
                                            Signatory


Dated: February 6, 2002                TCV III STRATEGIC PARTNERS, L.P.
       ----------------                a Delaware Limited Partnership

                                       By:  /s/ Carla S. Newell
                                            -----------------------------------
                                            Carla S. Newell, Authorized
                                            Signatory


Dated: February 6, 2002                TCV III (GP)
       ----------------                a Delaware General Partnership

                                       By:  /s/ Carla S. Newell
                                            -----------------------------------
                                            Carla S. Newell, Authorized
                                            Signatory


Dated: February 6, 2002                TECHNOLOGY CROSSOVER MANAGEMENT III,
       ----------------                L.L.C.
                                       a Delaware Limited Liability Company

                                       By:  /s/ Carla S. Newell
                                            -----------------------------------
                                            Carla S. Newell, Authorized
                                            Signatory

--------------------------------------------------------------------------------
CUSIP NO. 450732102                   13G                    Page 13 of 13 Pages
--------------------------------------------------------------------------------


Dated: February 6, 2002                JAY C. HOAG
       ----------------
                                       By:  /s/ Carla S. Newell
                                            -----------------------------------
                                            Carla S. Newell, Authorized
                                            Signatory


Dated: February 6, 2002                RICHARD H. KIMBALL
       ----------------
                                       By:  /s/ Carla S. Newell
                                            -----------------------------------
                                            Carla S. Newell, Authorized
                                            Signatory